Exhibit 99.1

NEWS RELEASE

Company Contact:

Neil Stinchcombe, CMO

Cerberus Sentinel

480-500-7294

Neil.Stinchcombe@cerberussentinel.com

Public Relations Contact:

Cathy Morley Foster

Eskenzi PR

925-708-7893

cathy@eskenzipr.com

Corporate Communications

IBN (InvestorBrandNetwork)

Los Angeles, California

www.InvestorBrandNetwork.com

310-299-1717 Office

Editor@InvestorBrandNetwork.com

Cerberus Sentinel to acquire RAN Security

U.S. cybersecurity services firm continues expansion into Latin America

Scottsdale, Ariz. Jan. 10, 2023 – Cerberus Sentinel, an industry leader as a managed cybersecurity and compliance provider, based in Scottsdale, Ariz., announced that it has signed a definitive agreement for the acquisition of RAN Security, a cybersecurity company with headquarters in Buenos Aires, Argentina, and offices in Chile, Peru, Bolivia, and Paraguay. Under the terms of the agreement, RAN Security will become a wholly owned subsidiary of Cerberus Sentinel. The transaction is expected to close later in the year, subject to the satisfaction of customary closing conditions, including applicable regulatory approvals.

RAN Security provides a broad range of secured managed services to organizations across South America. Roberto Tursi, CEO, will continue to manage the company’s team of professionals and will work closely with the leadership team in Latin America.

“RAN Security expands our growth strategy in Latin America and adds to our SOC/managed detection and response services,” said David Jemmett, CEO and founder of Cerberus Sentinel. “Cybersecurity requires global capabilities to properly address the security demands of businesses and organizations. RAN Security is an excellent cultural fit with the Cerberus Sentinel family of companies.”

“We are excited to join forces with Cerberus Sentinel and lead the future revolution of new security services,” said Roberto Tursi, RAN Security founder and CEO. “We believe joining the Cerberus Sentinel family of companies will result in our ability to deliver a more trusted security experience. Innovation, quality of services, and knowledge are values that we share with Cerberus Sentinel.”

RAN Security will continue to be based in Argentina. It is part of a growing network of companies acquired by Cerberus Sentinel in Latin America, including Arkavia, CUATROi, and NLT, to meet the cybersecurity needs of organizations across the continent.

Cerberus Sentinel announced plans on Dec. 22 for a corporate rebrand and launch. At the heart of the rebranding is a change of the company name to CISO Global, Inc., website, and an update to its corporate logo. The new brand identity marks another major milestone in the evolution of Cerberus Sentinel, embodies the enthusiasm of its employees, and it is indicative of a company on the move.

Reflecting its growth since 2019 on three continents, including North America, South America, and Europe, Cerberus Sentinel leaders believe that creating a strong parent brand in the marketplace is essential while ensuring the new identity matches the global enterprise the company is actively becoming.

About Cerberus Sentinel

Cerberus Sentinel is an industry leader as a managed cybersecurity and compliance provider. The company is rapidly expanding by acquiring world-class cybersecurity, secured managed services, and compliance companies with top-tier talent that utilize the latest technology to create innovative solutions to protect the most demanding businesses and government organizations against continuing and emerging security threats and compliance obligations.

Safe Harbor Statement

This news release contains certain statements that may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, our expectation regarding the closing of the RAN Security acquisition; our expectation that the CEO of RAN Security will continue to manage the company’s team of professionals and will work closely with the leadership team in Latin America; our belief that RAN Security expands our growth strategy in Latin America and adds to our SOC/managed detection and response services; our belief that cybersecurity requires global capabilities to properly address the security demands of businesses and organizations; our belief that RAN Security is an excellent cultural fit with the Cerberus Sentinel family of companies; our belief that we will lead the future revolution of new security services; the belief that RAN Security joining the Cerberus Sentinel family of companies will result in the ability to deliver a more trusted security experience; our plans for a corporate rebranding and launch; and our belief that creating a strong parent brand in the marketplace is essential while ensuring the new identity matches the global enterprise the company is actively becoming. These statements are often, but not always, made through the use of words or phrases such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “predict,” “plan,” “project,” “continuing,” “ongoing,” “potential,” “opportunity,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar words or phrases. These statements reflect our current views, expectations, and beliefs concerning future events and are subject to substantial risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, risks related to our ability to raise capital; our ability to increase revenue and cash flow and become profitable; our ability to recruit and retain key talent; our ability to identify and consummate acquisitions; our ability to acquire, attract, and retain clients; and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments, or otherwise.